EX - 99.77C


First Trust/Value Line(r)& Ibbotson Equity
Allocation Fund
Submission of Matters to a Vote of
Shareholders

The Joint Meeting of Shareholders of First
Trust Value Line (r)Dividend, First Trust/Four
Corners Senior Floating Rate Income Fund,
Macquarie/First Trust Global
Infrastructure/Utilities Dividend & Income
Fund, First Trust/Value Line(r) & Ibbotson
Equity Allocation Fund, and First Trust/Four
Corners Senior Floating Rate Income Fund II was held on September 13, 2004. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B.
Nielson, Thomas R. Kadlec, Richard E.
Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 4,842,752, the number of votes withheld was 77,869 and the number of abstentions was 1,584,615. The number of votes cast for Niel B. Nielson was 4,842,802, the number of votes withheld was 77,819 and the number of abstentions was 1,584,615. The number of votes cast for Richard E.
Erickson was 4,842,552, the number of votes withheld was 78,069 and the number of abstentions was 1,584,615. The number of votes cast for Thomas R. Kadlec was 4,843,002, the number of votes withheld was 77,619 and the number of abstentions was 1,584,615. The number of votes cast for David M. Oster was 4,843,302, the number of votes withheld was 77,319 and the number of abstentions was 1,584,615.